Supplement to Prospectus Dated May 19, 1997

                                                        Dated: November 17, 1997

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                        6,900,000 shares of Common Stock
           (Issuable upon the exercise of Class A Redeemable Warrants)

                        3,450,000 shares of Common Stock
           (Issuable upon the exercise of Class B Redeemable Warrants)

                          BENTLEY PHARMACEUTICALS, INC.

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           For a period of 81 days (the "Class A Discount  Period"),  commencing on September 16, 1997 and terminating at 5:00 p.m., New York time on December 5, 1997, Bentley Pharmaceuticals, Inc. (the "Company") will offer all holders of the Company's Class A redeemable warrants (the "Class A Warrants") an exercise incentive. During the Class A Discount Period, the exercise price for all outstanding Class A Warrants will be reduced from $3.00 to $2.00 as to each Class A Warrant.

           Further, for a period of 120 days (the "Class B Discount Period"; together with the Class A Discount Period, the "Discount Periods"), commencing on September 16, 1997 and terminating at 5:00 p.m., New York time on January 13, 1998, the Company will offer all holders of the Company's Class B redeemable Warrants (the "Class B Warrants"; collectively with the Class A Warrants, the "Warrants"), issuable upon exercise of the Class A Warrants, an exercise incentive. During the Class B Discount Period, the exercise price for all outstanding Class B Warrants will be reduced from $5.00 to $3.00 as to each two Class B Warrants.

           To ensure exercise of (a) the Class A Warrants at the price of $2.00 as to each Class A Warrant and (b) the Class B Warrants at the price of $3.00 as to each two Class B Warrants, the total purchase price and all supporting documentation with respect to each exercise must be received at the offices of American Stock Transfer & Trust Company (the "Warrant Agent") according to the terms of the Warrant Agreement prior to the expiration of the respective Discount Periods.


                                                   Underwriting
                                    Price to       Discounts and   Proceeds to
                              Warrantholder(1)(2)   Commissions     Company(2)
                              -------------------   -----------     ----------
Per Class A Warrant..........        $2.00              --            $2.00
Per Two Class B Warrants.....        $3.00              --            $3.00

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Total........................     $24,150,000           --         $24,150,000
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


(1) There is no assurance that the market value of the shares of Common Stock issuable upon exercise of the Class A Warrants and/or the Class B Warrants will at any time after exercise thereof exceed the exercise price paid therefor.

(2) Assumes the exercise of all Class A Warrants and Class B Warrants during the Discount Periods.

                              --------------------

           The net proceeds which may be realized by the Company upon the exercise of the Class A Warrants and the Class B Warrants during the Discount Periods, after deduction of expenses of this offering, will be $24,100,000. Inasmuch as the Company has received no firm commitments for the exercise of the Class A Warrants or the Class B Warrants, no assurance can be given that all or a substantial portion of the Class A Warrants or the Class B Warrants will be exercised.

                              --------------------

           Brokers, banks and nominees effecting the exercise of the Class A Warrants and Class B Warrants on behalf of their beneficial owners will be afforded a delivery guarantee of three trading days.



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